SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               MICHAEL FOODS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                     [LOGO]
                                     MICHAEL
                                   FOODS INC.



                         324 PARK NATIONAL BANK BUILDING
                             5353 WAYZATA BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55416


                                                                  March 26, 1999


Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Michael Foods, Inc. to be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on Thursday, April 29, 1999, at 4:00 p.m., local time.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting there will be a report on the operations of the Company. After the business of the meeting has been concluded, shareholders will be given an opportunity to ask appropriate questions.

     The items requiring shareholder approval are the election of directors, ratification of an amendment to the 1997 Stock Incentive Plan of Michael Foods, Inc. and Affiliated Companies, and ratification of the appointment of auditors for the year 1999. We recommend that you vote for each of these proposals, which are set forth in more detail in the accompanying Proxy Statement.

     One of the Company's long-standing directors, Miles E. Efron, is retiring. Miles was instrumental in forming this Company and visionary in his contributions over the years. We will miss Miles' valuable input and advice, and thank him for his many years of dedicated service.

     Whether or not you can attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card promptly. This action will not limit your right to revoke your proxy in the manner described in the accompanying Proxy Statement or to vote in person if you wish to attend the Annual Meeting and vote personally.


                                        Sincerely,


                                        /s/ Gregg A. Ostrander


                                        Gregg A. Ostrander
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               MICHAEL FOODS, INC.

                               ------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 29, 1999
                               ------------------

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Michael Foods, Inc., a Minnesota corporation, will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, at 4:00 p.m., local time, on Thursday, April 29, 1999.

     This meeting is being held for the following purposes:

          1. To elect eleven (11) persons to serve as directors until the next annual election and until their successors are duly elected and qualified.

          2. To ratify an amendment to the 1997 Stock Incentive Plan of Michael Foods, Inc. and Affiliated Companies (the "1997 Stock Incentive Plan").

          3. To ratify the appointment of Grant Thornton LLP as independent auditors for the year ending December 31, 1999.

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 19, 1999 will be entitled to notice of or to vote at the meeting. Whether or not you plan to be present at the meeting, please sign and return the accompanying form of proxy in the enclosed postage prepaid envelope at your earliest convenience.



                                        /s/ Jeffrey M. Shapiro

                                        Jeffrey M. Shapiro
                                        EXECUTIVE VICE PRESIDENT AND SECRETARY

Minneapolis, Minnesota
March 26, 1999

                               MICHAEL FOODS, INC.

                         324 PARK NATIONAL BANK BUILDING
                             5353 WAYZATA BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55416

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 29, 1999

     This Proxy Statement is furnished to shareholders of Michael Foods, Inc., a Minnesota corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders of the Company to be held on April 29, 1999 (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. The mailing date of this Proxy Statement and enclosed form of proxy is March 26, 1999.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the form of proxy, including the reimbursement of banks, brokers and other nominees for forwarding proxy materials to beneficial owners is estimated at $8,000 and will be borne by the Company. Proxies may also be solicited personally or by telephone by directors, officers and regular employees of the Company who will receive no additional compensation. A shareholder giving a proxy may revoke it at any time prior to the voting of the proxy by filing with any officer of the Company a written notice of revocation or another proxy bearing a later date. Unless otherwise noted on the proxy, the proxies will vote for the proposals set forth herein. Any written notice of revocation or subsequently dated proxy should be mailed or delivered to Jeffrey
M. Shapiro, Executive Vice President and Secretary, Michael Foods, Inc., 324 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, Minnesota 55416.

     The close of business on March 19, 1999 was fixed by the Board as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 4, 1999, the Company had outstanding 20,937,056 shares of common stock, $.01 par value per share (the "Common Stock"). The Common Stock is the Company's only class of voting securities and each share entitles the holder to one vote on all matters to come before the meeting. There is no cumulative voting in electing directors.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter upon which the shareholder has abstained. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     A copy of the Company's Annual Report for the year 1998, including financial statements, accompanies this Proxy Statement. The Company will also provide upon request a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year. Such request should be made to the Secretary of the Company at the address shown above.


                              ELECTION OF DIRECTORS

     Pursuant to the by-laws of the Company, the Board has fixed at eleven (11) the number of directors to be elected at the Annual Meeting. Unless otherwise indicated thereon, the proxy holders will vote for the election of the nominees listed below to serve until the next annual meeting of shareholders and until their successors are elected and qualified. All nominees are members of the present Board. If any nominee shall be unavailable for election to the Board, the holders of proxies will vote for a substitute. Management has no reason to believe that any of the nominees will be unable to serve if elected to office.

     The eleven (11) nominees who receive the highest number of votes will be elected directors of the Company. The Board recommends a vote FOR the election of each of the nominees listed below.


NOMINEES

     The following table sets forth certain information regarding the nominees.

                                                                                           FIRST BECAME
                                                                                           A DIRECTOR OF
            NAME             AGE                   BIOGRAPHICAL SUMMARY                    THE COMPANY
            ----             ---                   --------------------                    -----------
Maureen B. Bellantoni .....  50   President and Chief Operating Officer of Bil Mar             1996
                                  Foods, a division of Sara Lee Corporation, from
                                  November 1997 to June 1998. Vice President and Chief
                                  Financial Officer of Sara Lee Meat Group, a division
                                  of Sara Lee Corporation, from 1994 to 1997. Vice
                                  President of Finance and Chief Financial Officer of
                                  PYA Monarch, a division of Sara Lee Corporation,
                                  from 1993 to 1994.

Richard A. Coonrod ........  67   President of Coonrod Agriproduction Corporation, a           1993
                                  food and agribusiness consulting and investment firm,
                                  since 1985. General Partner of The Food Fund, a
                                  Minneapolis-based limited partnership specializing in
                                  food-related investments, since 1990. Mr. Coonrod is
                                  also a director of Orange-co, Inc. and Packaged Ice, Inc.

Daniel P. Dillon ..........  53   President and Chief Executive Officer of Welch Foods,        1998
                                  Inc., a packaged goods company specializing in juices,
                                  frozen concentrates, jams and jellies, since 1995. Chief
                                  Operating Officer of Welch Foods, Inc. from 1994 to
                                  1995 and Senior Vice President from 1991 to 1994.

Jerome J. Jenko ...........  61   Chief Executive Officer of Jenko & Associates since          1998
                                  October 1997. Senior Advisor-Goldsmith, Agio, Helms
                                  and Company, an investment banking firm, since June
                                  1997. Senior Vice President, General Counsel and
                                  Secretary of The Pillsbury Company from 1989 to 1997.

Arvid C. Knudtson .........  72   Chairman of the Board since 1997. Consultant. Principal      1987
                                  in ACK Financial, a financial services firm serving the
                                  agricultural market, from 1988 to 1993.

Joseph D. Marshburn .......  70   Senior Vice President of Citrus World, Inc., a citrus        1987
                                  processing and marketing cooperative, since 1993.

Jeffrey J. Michael ........  42   President and Chief Executive Officer of ENStar Inc.,        1990
                                  a holding company owning 25% of CorVel Corporation
                                  and businesses engaged in voice and data connectivity
                                  and networking products and services, since 1997. Held
                                  same positions with North Star Universal, Inc. from
                                  1990 to 1996. Mr. Michael is also a director of ENStar
                                  Inc. and CorVel Corporation.

                                                                                           FIRST BECAME
                                                                                           A DIRECTOR OF
            NAME             AGE                   BIOGRAPHICAL SUMMARY                    THE COMPANY
            ----             ---                   --------------------                    -----------
Margaret D. Moore .........  51   Senior Vice President/Treasurer of The Pepsi Bottling        1998
                                  Group, a wholly-owned subsidiary of PepsiCo, Inc.,
                                  which manufactures and distributes non-alcoholic
                                  beverages, since November 1998. From 1987 to October
                                  1998, Vice President of Investor Relations of PepsiCo, Inc.

Gregg A. Ostrander ........  46   President and Chief Executive Officer of the Company         1994
                                  since 1994. Mr. Ostrander is also a director of Arctic
                                  Cat Inc. and Celestial Seasonings, Inc.

Arthur J. Papetti .........  34   Executive Vice President of Papetti's Hygrade Egg            1997
                                  Products, Inc., a wholly-owned subsidiary of the
                                  Company, since 1992.

Stephen T. Papetti ........  41   Executive Vice President of Papetti's Hygrade Egg            1997
                                  Products, Inc., a wholly-owned subsidiary of the
                                  Company, since 1992.

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     AUDIT COMMITTEE. The Company has a standing Audit Committee which currently consists of Mr. Michael as Chairman, Mr. Marshburn and Ms. Bellantoni. The Audit Committee reviews, recommends and reports to the Board on
(1) the independent auditors, (2) the quality and effectiveness of internal controls, (3) the engagement or discharge of the independent auditors, (4) the professional services provided by the independent auditors, and (5) the review and approval of major changes in the Company's accounting principles and practices. During 1998, the Audit Committee held three meetings.

     COMPENSATION COMMITTEE. The Company has a standing Compensation Committee which currently consists of Mr. Coonrod as Chairman, Mr. Dillon and Mr. Jenko. The Compensation Committee considers and recommends to the Board salary schedules and other remuneration for the Company's executive officers. This committee also administers the Company's 1987 Non-Qualified Stock Option Plan, 1994 Executive Incentive Plan, 1994 Executive Performance Stock Award Plan and the 1997 Stock Incentive Plan. During 1998, the Compensation Committee held three meetings.

     CORPORATE GOVERNANCE AND NOMINATING COMMITTEE. The Company has a standing Corporate Governance and Nominating Committee which currently consists of Mr. Marshburn as Chairman, Mr. Knudtson and Mr. Ostrander. The Corporate Governance and Nominating Committee acts on behalf of the Board to review the size, composition and effectiveness of the Board and to consider corporate governance matters. During 1998, the Corporate Governance and Nominating Committee held three meetings.

     During the year ended December 31, 1998, the Board held four regular meetings and one special meeting. All directors attended more than 75% of the meetings of the Board and committees on which they sit.

     Directors who are not officers or employees of the Company receive an annual retainer of $20,000. The Chairman of the Board is paid an annual retainer of $28,000. Directors are paid $500 for each committee meeting attended, with committee chairs paid $1,000 per meeting. Directors incurring travel expenses to attend meetings are reimbursed in full. Directors' fees and travel expense reimbursements in 1998 totaled $218,760.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by Company directors and executive officers. Based on the information provided to the Company, all directors or executive officers timely filed reports required to be filed, except for Mr. Goucher who filed a Form 5 on February 5, 1999 for an option exercise that should have been reported in December 1998 and Mr. Marshburn who filed a Form 5 on February 3, 1999 for the purchase of 1,000 shares of Common Stock that should have been reported in August 1998 and an option grant that should have been reported in November 1997.


                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
     The following table sets forth certain information regarding compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers during each of the last three fiscal years.

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                              -------------
                                                       ANNUAL COMPENSATION
                                                   ------------------------
                                         FISCAL                                   STOCK           ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR        SALARY      BONUS(1)      OPTIONS(2)     COMPENSATION(3)
-------------------------------------   --------   -----------   ----------   -------------   ----------------
Gregg A. Ostrander ..................    1998       $418,269      $384,260         9,000           $7,125
 President & Chief Executive Officer     1997        326,850       319,000       124,500            6,965
                                         1996        309,000            --        40,000            6,528

Jeffrey M. Shapiro ..................    1998        280,000       258,991         6,000            7,408
 Executive Vice President & Secretary    1997        250,538       245,988        34,000            7,096
                                         1996        250,000            --            --            6,696

John D. Reedy .......................    1998        232,885       214,800         6,000            7,166
 Vice President -- Finance, Chief        1997        197,019       193,169        34,000            7,235
 Financial Officer & Treasurer           1996        195,000            --            --            6,835

Bill L. Goucher .....................    1998        227,692       186,035         6,000            7,264
 President, M.G. Waldbaum Company        1997        191,708       187,858        39,000            7,195
                                         1996        188,000            --        15,000            6,349

Arthur N. Papetti(4) ................    1998        225,000       173,251            --            6,400
 President, Papetti's Hygrade Egg        1997        204,328       100,000            --               --
 Products, Inc.                          1996             --            --            --               --

------------------
(1) 1998 amounts include Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, for 1998 performance, plus Common Stock incentive awards paid for 1997 performance, as such awards vested based upon 1998 performance, as follows (total dollar value of awards/1998 shares/1997 shares): Mr. Ostrander $70,552/2,807/981; Mr. Shapiro $48,984/1,879/751; Mr. Reedy $40,118/1,563/591; Mr. Goucher
    $39,168/1,528/575; Mr. Papetti $28,124/1,510/0. Awards for 1998 represent
    50% of the amount conditionally earned for 1998 performance and 30% of the amount conditionally earned for 1997 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996 (see "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION"). 1997 amounts include Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, for 1997 performance, plus Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1995, for 1995 performance, as such awards vested based upon 1997 performance, as follows (total dollar value of awards/1997 shares/1995 shares): Mr. Ostrander $73,875/1,634/1,321; Mr.
    Shapiro $58,075/1,253/1,070; Mr. Reedy $45,400/985/831; Mr. Goucher
    $44,075/959/804; Mr. Papetti received no such awards. Awards for 1997 represent 50% of the amount conditionally earned for 1997 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, and 20% of the amount conditionally earned for 1995 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1995 which vested based upon 1997 performance (see "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION"). Common Stock incentive awards made for 1998 performance were calculated using the closing price of the Common Stock on February 25, 1999 of $18.625. Common Stock incentive awards (shares) made for 1997 performance were calculated using the closing price of the Common Stock on March 3, 1998 of $25.00, which were then valued when vested, using the closing price of the Common Stock on February 25, 1999 of $18.625. Common Stock incentive awards (shares) made for 1995 performance were calculated using the closing price of the Common Stock on February 20, 1996 of $11.125, which were then valued when vested, using the closing price of the Common Stock on March 3, 1998 of $25.00. There were no Common Stock incentive awards under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, for 1996 performance.

(2) Number of shares of Common Stock purchasable under option grants. Pursuant to the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, stock option awards were made to certain executive officers in February 1999 based upon 1998 performance. The number of shares of Common Stock purchasable under such option awards made to named executive officers were:
    Mr. Ostrander 9,000 shares; Mr. Shapiro 6,000 shares; Mr. Reedy 6,000 shares; Mr. Goucher 6,000 shares; and Mr. Papetti received no such award. Pursuant to the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, stock option awards were made to certain executive officers in March 1998 based upon 1997 performance. The number of shares of Common Stock purchasable under such option awards made to named executive officers were:
    Mr. Ostrander 36,000 shares; Mr. Shapiro 24,000 shares; Mr. Reedy 24,000 shares; Mr. Goucher 24,000 shares; and Mr. Papetti received no such award. Option grants are reflected in year earned, rather than year of grant. In addition, the following stock option grants were made at the discretion of the Compensation Committee in the years indicated (number of shares covered by grants): Mr. Ostrander 68,500 in 1997 and 40,000 in 1996; Mr. Shapiro 10,000 in 1997; Mr. Reedy 10,000 in 1997; Mr. Goucher 15,000 in 1997 and
    15,000 in 1996.

(3) Reflects the value of the Company's contributions under the Retirement Savings Plan and the value of life insurance premiums paid by the Company.

(4) Mr. Papetti was not an executive officer of the Company during 1996.


OSTRANDER, SHAPIRO, REEDY, GOUCHER AND PAPETTI EMPLOYMENT AGREEMENTS
     In early 1998, the Company and Mr. Ostrander amended and restated Mr. Ostrander's employment agreement (the "Ostrander Employment Agreement"). The Ostrander Employment Agreement provides for successive two-year terms following its December 31, 1999 term unless the Ostrander Employment Agreement is terminated in accordance with certain provisions. The Ostrander Employment Agreement provides that Mr. Ostrander will receive an annual base salary of at least $405,000 and that he will participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers. Effective January 4, 1999, the Compensation Committee established Mr. Ostrander's annual base salary as $506,000. Pursuant to the Ostrander Employment Agreement, the Company delivered to Mr. Ostrander in early 1998 a non-qualified stock option to purchase 68,500 shares of Common Stock with an effective grant date of December 31, 1997 and an exercise price of $24.375 per share.

     Effective October 31, 1997, the Company and Mr. Shapiro extended his employment agreement until December 31, 1999 (the "Shapiro Employment Agreement"). The Shapiro Employment Agreement provides for successive two-year terms unless it is terminated in accordance with certain provisions and establishes Mr. Shapiro's minimum annual base salary at $260,000. Effective January 1, 1998, the Compensation Committee established Mr. Shapiro's annual base salary as $270,000. The Shapiro Employment Agreement also entitles Mr. Shapiro to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers.

     Effective October 31, 1997, the Company and Mr. Reedy extended his employment agreement until December 31, 1999 (the "Reedy Employment Agreement"). The Reedy Employment Agreement provides for successive two-year terms unless the Reedy Employment Agreement is terminated in accordance with certain provisions and establishes Mr. Reedy's minimum annual base salary at $205,000. Effective January 1, 1998, the Compensation Committee established Mr. Reedy's annual base salary as $225,000. Effective January 4, 1999, the Compensation Committee established Mr. Reedy's annual base salary as $260,000. The Reedy Employment Agreement also entitles Mr. Reedy to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers.

     Effective October 31, 1997, the Company and Mr. Goucher extended his employment agreement until December 31, 1998 (the "Goucher Employment Agreement") and established Mr. Goucher's minimum annual base salary at $200,000. Effective January 1, 1998, the Compensation Committee established Mr. Goucher's annual base salary as $220,000. Effective January 4, 1999, the Compensation Committee established Mr. Goucher's annual base salary as $230,000 and amended the Goucher Employment Agreement to extend its term through December 31, 1999. The Goucher Employment Agreement also entitles Mr. Goucher to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers.

     Effective February 26, 1997, the Company and Mr. Arthur N. Papetti entered into a three year employment agreement (the "Papetti Employment Agreement").
The Papetti Employment Agreement
established Mr. Papetti's annual base salary to be at least $225,000 and entitles Mr. Papetti to participate in other fringe benefit plans established by the Company for its other executive officers. The Papetti Employment Agreement also includes non-competition and non-solicitation clauses that prohibit Mr. Papetti from competing with the Company or soliciting the business of its customers for a period of three years following termination of employment. The Papetti Employment Agreement also specifies that he will be the president of Papetti's for the term of the agreement.


1994 EXECUTIVE INCENTIVE PLAN
     On January 1, 1994, the Company established the 1994 Executive Incentive Plan. The 1994 Executive Incentive Plan, as Amended Effective January 1, 1995, 1996, and 1999, is described in the "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."


CHANGE IN CONTROL AGREEMENTS/EXECUTIVE EMPLOYMENT AGREEMENT TERMINATION
PROVISIONS
     Certain key employees of the Company and its subsidiaries are covered under the Severance Plan for Eligible Employees of Michael Foods, Inc. and its Subsidiaries (the "Severance Plan") should they be terminated without cause within 24 months following a change in control. Generally, the Severance Plan defines a change in control as occurring when a person acquires the power to elect, appoint or cause the election or appointment of at least a majority of the Board or purchases all or substantially all of the properties and assets of the Company; provided, however, that a change in control does not include certain acquisitions pursuant to a merger, consolidation or sale of properties and assets. Under the Severance Plan, certain key employees would be entitled to receive a lump sum payment equal to one time total annual compensation. Annual compensation is defined as the employee's highest annual rate of salary (excluding bonuses, benefits, allowances, etc.) within the three calendar year periods prior to the date of termination of employment; provided, however, that if the employee has been employed by the Company or a predecessor for less than three years, total annual compensation means the highest annualized salary during the period of employment.

     The Company's employment agreements with Messrs. Ostrander, Shapiro, Reedy, Goucher, and Papetti contain severance compensation provisions. The Ostrander Employment Agreement provides that if Mr. Ostrander's employment is terminated by incapacity, death or thirty days' written notice by the Company without cause, Mr. Ostrander will receive a termination payment equal to two years' base salary, plus 50% of such base salary amount in lieu of any incentive compensation or options to purchase Common Stock for that two year period, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. The Ostrander Employment Agreement provides that the agreement shall be deemed terminated by the Company without cause if there is a change of control and thereafter Mr. Ostrander's duties are substantially reduced or negatively altered without his prior written consent. If Mr. Ostrander's employment is terminated by Mr. Ostrander providing thirty days' written notice, he is to receive no termination payment, but he will receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In the case of termination by the Company for cause, no amount will be paid beyond the last day of service by Mr. Ostrander and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination. In the case of death, incapacity, or termination by the Company without cause, the Ostrander Employment Agreement provides that all options to purchase Common Stock previously granted to Mr. Ostrander become fully vested.

     The Shapiro Employment Agreement provides that in the event Mr. Shapiro's employment is terminated by incapacity, death, or thirty days' written notice by the Company, Mr. Shapiro will receive as a termination payment all amounts due under the Agreement as base salary, but in any event not less than one year's base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination unpaid at the date of termination. If Mr. Shapiro's employment is terminated by Mr. Shapiro on thirty days' notice, he will receive no termination payment. However, Mr. Shapiro is entitled to receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If the Company terminates Mr. Shapiro for cause, no amount is to be paid beyond the last day of service by Mr. Shapiro and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination. In the case of incapacity, death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Shapiro become fully vested. If Mr. Shapiro's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Shapiro's duties are substantially reduced or negatively altered without his prior written consent, Mr. Shapiro will receive as a termination payment all amounts due under the agreement as base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, but in any event not less than two years' base salary, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In all events, the maximum termination payment to Mr. Shapiro is two years' base salary plus incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination.

     The Reedy, Goucher and Papetti Employment Agreements each contain severance provisions that are similar to the severance provisions contained in the Shapiro Employment Agreement. However, the Papetti Employment Agreement does not contain a provision for any incentive compensation payment upon termination, nor for any stock option vesting upon termination without cause.


STOCK COMPENSATION PLANS FOR KEY EMPLOYEES
     Common Stock option awards and other stock-based awards may be granted to key employees, officers, consultants, or independent contractors providing services to the Company or its affiliates under the 1997 Stock Incentive Plan ("1997 Stock Incentive Plan"), as adopted by the Board and approved by the shareholders in 1997. Grants can be in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. To date, only stock options awards have been made under the 1997 Stock Incentive Plan. One million (1,000,000) shares of Common Stock were available for grants under the 1997 Stock Incentive Plan when it was established; as of March 4, 1999, 126,800 shares remain available for grants under the 1997 Stock Incentive Plan. To date, stock option awards covering 873,200 shares have been granted to approximately 108 persons under the 1997 Stock Incentive Plan. Generally, options granted under the 1997 Stock Incentive Plan cannot be exercised during the first 12 months after the date of grant, become exercisable ratably over the first five years, and expire not later than 10 years after the grant. The option price per share for options granted is not less than the fair market value of a share of Common Stock on the date of grant. Under the 1997 Stock Incentive Plan, an optionee may pay the full exercise price of an option in cash or by delivering shares of Common Stock which have been held by such person for more than six months, or a combination thereof.

     In 1994, the Company's shareholders approved the Company's 1994 Executive Performance Stock Award Plan ("Performance Plan"). The purpose of this plan was to attract, retain and reward key executives of the Company and awards were limited to Common Stock share awards earned in accordance with the Company's 1994 Executive Incentive Plan. See "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION." A total of 300,000 shares of Common Stock were reserved for issuance under the Performance Plan and, as of March 4, 1999, a total of 163,129 shares remained available for issuance under the Performance Plan.

     The Company had two stock option plans, which expired by their terms in 1997, under which options to purchase Common Stock were granted: the 1987 Incentive Stock Option Plan (the "Incentive Stock Option Plan") and the 1987 Non-Qualified Stock Option Plan (the "Non-Qualified Stock Option Plan") (collectively, the "Stock Option Plans"). The Stock Option Plans provided for the grant of options to purchase shares of Common Stock to key employees of the Company and its subsidiaries as determined by the Compensation Committee of the Board. The aggregate number of shares of Common Stock as to which options could be awarded under the Stock Option Plans was 2,332,500. The Stock Option Plans played a critical role in the Company's compensation strategy of providing performance incentives to attract and retain certain key individuals and to give such individuals a direct financial interest in the future success and profitability of the Company.

     No options were granted under the Incentive Stock Option Plan. The Non-Qualified Stock Option Plan provided for the granting of options which did not qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986 (the "Code"). Options granted under the Non-Qualified Stock Option Plan were not, in general, exercisable during the first 12 months after the date of grant, became exercisable ratably over the first five years, and expire not later than 10 years after the grant. The option price per share for options granted under the Stock Option Plans was not less than the fair market value of a share of Common Stock on the date of grant. The Stock Option Plans required optionees to pay the full exercise price of an option in cash or by delivering shares of Common Stock which were held by such person for more than six months, or a combination thereof. No further stock option grants will be made under the Stock Option Plans, although exercises may occur over the next eight years. At March 4, 1999, approximately 54 persons held options to purchase 801,529 shares of the Company's Common Stock granted under the Stock Option Plans.


STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
     In 1992, the Company adopted the Stock Option Plan for Non-Employee Directors (the "Director Plan"). The purpose of the Director Plan is to aid the Company in attracting and retaining non-employee directors by enabling the acquisition of a financial interest in the Company by non-employee directors through the issuance of shares of Common Stock with respect to their services as a director of the Company. The Director Plan memorialized the Company's practice of granting options to purchase Common Stock to non-employee directors upon their election or appointment as a director.

     The Director Plan provides that non-employee directors will receive, upon their initial election or appointment, an option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. The Director Plan also provides for the grant of an option to purchase an additional 5,000 shares of Common Stock upon each director's subsequent five year anniversary of participation on the Board. The options become exercisable in full one year after the date of grant and expire ten years from the date of grant. Subsequent to the Annual Meeting of Shareholders, the Board will have eight non-employee directors.

     There are 70,000 shares of Common Stock currently subject to options granted to non-employee directors under the Director Plan. The number of shares of Common Stock remaining available for issuance under the Director Plan is 80,000. This number will be subject to adjustment in the event of stock splits, reclassifications of shares of Common Stock, recapitalizations, stock dividends or similar adjustments in the Common Stock.

     The Board may amend the Director Plan to conform it to securities laws or other laws, or to comply with stock exchange rules or requirements. However, the Board may not, without shareholder approval, amend the Director Plan to change:
(i) the total number of shares of Common Stock as to which options may be granted; (ii) the class of persons eligible to receive options under the Director Plan; (iii) the manner of determining option prices; (iv) the period during which the options may be granted or exercised; or (v) the provisions relating to the administration of the Director Plan by the Board. The Board may terminate the Director Plan without shareholder approval.

OPTION GRANTS IN LAST YEAR

                                                                                                        POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                                 NUMBER OF      % OF TOTAL                                                  STOCK PRICE
                                SECURITIES        OPTIONS       EXERCISE OR                              APPRECIATION FOR
                                UNDERLYING      GRANTED TO      BASE PRICE                                 OPTION TERM(4)
                                  OPTIONS      EMPLOYEES IN      PER SHARE                           ------------------------
NAME                            GRANTED(1)       LAST YEAR       ($/SH)(2)     EXPIRATION DATE(3)       5%             10%
----                            ----------       ---------       ---------     ------------------    --------      ----------
Gregg A. Ostrander .........      36,000            5.3%        $  24.9375         03/03/08          $564,606      $1,430,766
Jeffrey M. Shapiro .........      24,000            3.5            24.9375         03/03/08           376,404         953,844
John D. Reedy ..............      24,000            3.5            24.9375         03/03/08           376,404         953,844
Bill L. Goucher ............      24,000            3.5            24.9375         03/03/08           376,404         953,844
Arthur N. Papetti ..........          --             --                 --            --                   --              --

------------------
(1) All options granted are exercisable in cumulative 20% installments commencing one year from date of grant, with full vesting occurring on the fifth anniversary date. Vesting may be accelerated in certain events relating to a change in control of the Company.

(2) The exercise price may be paid by delivery of already owned shares. The tax withholding obligations related to exercises may be paid by offset of the underlying shares, subject to certain conditions.

(3) All options have a ten year term, with vesting subject to discontinuation if employment is terminated in the first five years.

(4) Potential gains are reported net of the option exercise price, but before taxes associated with an exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be realized.


OPTION EXERCISES IN LAST YEAR AND YEAR END OPTION VALUES
     The following table provides information related to stock option exercises in 1998 and the number and value of shares of Common Stock represented by options held at December 31, 1998 by the named executive officers.

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                               OPTIONS AT YEAR-END         OPTIONS AT YEAR-END(2)
                                                           ---------------------------   ---------------------------
                              SHARES ACQUIRED     VALUE
NAME                           ON EXERCISE(1)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           --------------   --------   -----------   -------------   -----------   -------------
Gregg A. Ostrander .........       25,000       $532,025     100,500        153,500      $1,835,163     $1,685,713
Jeffrey M. Shapiro .........           --             --      42,294         39,800         772,829        425,975
John D. Reedy ..............       12,750        232,654      29,110         44,600         541,330        521,975
Bill L. Goucher ............        5,000         85,940      37,200         54,800         753,525        685,600
Arthur N. Papetti ..........           --             --          --             --              --             --

------------------
(1) Messrs. Ostrander, Reedy and Goucher exercised options to purchase 25,000, 12,750 and 5,000 shares and delivered or returned 13,787, 7,635 and 2,831 shares, respectively, to exercise these options or pay withholding taxes due.

(2) The closing price for the Common Stock on December 31, 1998 was $30.00 per share. The value is calculated on the basis of the difference between the option exercise prices and $30.00 multiplied by the number of shares of Common Stock underlying the options.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In February 1997, the Company acquired Papetti's Hygrade Egg Products, Inc. and affiliated companies ("Papetti's"). Consideration included the issuance of 3,195,455 shares of Common Stock to Papetti family members (the "Papetti Family Shareholders") as follows: Arthur J. Papetti, 1,597,727 shares; Stephen T. Papetti, 798,864 shares; Alfred Papetti, 798,864 shares (see "SECURITY OWNERSHIP"). Consideration also included $42,913,000 in cash, payable to various Papetti family members, Papetti family trusts and limited partnerships, and others. In conjunction with the acquisition, the Company entered into various agreements with certain Papetti family members and related entities. These agreements included several leases as discussed below. These agreements also included employment contracts with six Papetti family members for a period of three years each, with annual base salary amounts as follows: Arthur N. Papetti at least $225,000; Anthony Papetti at least $225,000; Alfred Papetti at least $180,000; Arthur J. Papetti at least $180,000; Stephen T. Papetti at least $180,000; Tina M. Noll at least $150,000. Additionally, in early 1998 the Board approved various discretionary incentive payments related to 1997 performance to certain Papetti family members as follows: Arthur N. Papetti $100,000; Anthony Papetti $75,000; Alfred Papetti $75,000; Arthur J. Papetti $75,000; Stephen T. Papetti $75,000. In early 1998, the Board added Arthur N. Papetti, Alfred Papetti, Arthur J. Papetti and Stephen T. Papetti as participants in the 1994 Executive Incentive Plan for 1998. Arthur N. Papetti is Arthur J. Papetti's and Tina M. Noll's father. Anthony Papetti is the brother of Arthur N. Papetti and the father of Stephen T. Papetti and Alfred Papetti.

     A shareholder agreement executed between the Company and the Papetti Family Shareholders (the "Shareholder Agreement") at the time of acquisition provides that the Papetti Family Shareholders may, for a three year period, nominate one or two directors depending upon the percent of the Papetti Family Shareholder's Common Stock holdings relative to the total shares outstanding. Current Common Stock holdings allow the family to nominate two directors. Those nominees, who are also current directors, are Arthur J. Papetti and Stephen T. Papetti (see "ELECTION OF DIRECTORS -- Nominees"). Further, the Shareholder Agreement provides the Papetti Family Shareholders with registration rights during the same three year period should the Company register equity securities for a public offering under the Securities Act of 1933, as amended. Also, the Shareholder Agreement placed restrictions on the Papetti Family Shareholders' ability to sell shares of Common Stock in the period two years from the date of acquisition. Further, for a period three years from the date of acquisition, or until the Papetti Family Shareholders own less than 5% of the shares of Common Stock outstanding (or the voting power thereof), whichever is earlier, the Papetti Family Shareholders may not sell more than 5% of the outstanding shares of Common Stock (or the voting power thereof), or sell any shares to a person or group that holds, or would hold as a result of such a transaction, 5% or more of the shares of Common Stock, without giving the Company a right to first purchase said shares. Effective February 25, 1998, the Company and the parties to the various Papetti's acquisition agreements entered into an amendment to the acquisition documents. The amendment provides that neither party shall make a claim for indemnification unless and until either party has incurred such losses for which such party is entitled to indemnification in the sum of $700,000, and then only for cumulative losses in excess of $700,000. This level had been previously established at $200,000.

     In connection with the Papetti's acquisition, the Company entered into six separate leases for the principal properties used by Papetti's in its operations. The properties are owned by six separate partnerships, of which four are wholly-owned by Papetti family members and two are fifty percent (50%) owned by Papetti family members. The leases all expire in 2007 and are renewable for two successive five-year terms. The aggregate annual net rent paid by the Company under the leases in 1998 was $2,162,148 and in 1997 was $2,157,348. In addition, the Company pays all real estate taxes, utilities, insurance and other operating expenses associated with the properties and is required to maintain the properties.

     The Company's Egg Products Division purchases eggs under an egg supplier agreement with a partnership in which certain affiliates are general partners. Such purchases totaled approximately $11,900,000 in 1998 and approximately $10,400,000 in 1997. Papetti Farms, Inc. is a 50% general partner in the partnership, Sunbest-Papetti Farms, and is owned as follows: Arthur J. Papetti, 50%; Alfred Papetti, 25%; Stephen T. Papetti, 25%.

     In February 1997, the Company completed an Agreement and Plan of Reorganization between North Star Universal, Inc. ("North Star"), Michael Foods, Inc. and NSU Merger Co. The effect of these transactions was that Michael Foods, Inc., a Delaware corporation, merged with North Star, with the Company emerging as the post-merger entity. Members of the James H. Michael and Jeffrey J. Michael family were the controlling shareholders of North Star. An effect of the merger transaction was that approximately 76% of the shares of Common Stock formerly held by North Star were transferred directly to North Star's shareholders, with the balance being effectively retired. Three limited partnerships established for the benefit of certain Michael family members ("Michael Family Shareholders") now hold 1,588,489, 1,459,514 and 134,442 shares of Common Stock, respectively (see "SECURITY OWNERSHIP"). Jeffrey J. Michael is a partner in these limited partnerships and is a director of the Company. An agreement entered into with the Michael Family Shareholders at the time of the merger allowed the Michael family to nominate two representatives to the Board through February 1999 if their Common Stock holdings exceed 10% of the outstanding shares. One of these nominees was Jeffrey J. Michael (see "ELECTION OF DIRECTORS -- Nominees").


           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Compensation of the Company's executive officers is based on four components: base salary, incentive cash payments, incentive Common Stock payments and Common Stock option awards. Base salary is fixed by contract in the case of the Chief Executive Officer and named executive officers. See "EXECUTIVE COMPENSATION -- Ostrander, Shapiro, Reedy, Goucher, and Papetti Employment Agreements."

     The Company has established the base salaries for its executive officers, including the Chief Executive Officer, by reference to competitive salaries of executives with similar positions and responsibilities. These base salaries are established through negotiations and are not dependent upon the Company's performance. As part of this process, the Company has referenced national executive compensation studies. In the case of the named executive officers, other than Mr. Papetti, the compensation provided for under their employment agreements for 1998 was principally determined by referencing the noted compensation studies to compare job titles and duties of Company executives to comparable positions at companies in the U.S. food industry. Mr. Papetti's base compensation was determined by an agreement entered into with the Company related to the acquisition of Papetti's by the Company in 1997. The Committee believes the Company should provide the Chief Executive Officer and other executive officers with base salaries that are competitive with those offered by food companies of comparable size. Toward this end, in 1998, executive officers' annual base salary adjustments were made which aggregated approximately $168,600 as compared to the base salary levels which prevailed as of December 31, 1997 for the then executive officer group. Of this amount, $110,000 was for the named executive officers: $60,000 was pursuant to Mr. Ostrander's employment agreement, $10,000 was pursuant to Mr. Shapiro's employment agreement, $20,000 was pursuant to Mr. Reedy's employment agreement, and $20,000 was pursuant to Mr. Goucher's employment agreement. The balance was paid to other executive officers.

     The Committee periodically reviews its compensation criteria and programs to consider changing business conditions and the Company's needs. The executive compensation program presently in-place, known as the 1994 Executive Incentive Plan, provides for three incentive components: cash awards, Common Stock awards and Common Stock option awards. All participants in the 1994 Executive Incentive Plan are eligible to earn awards under the first two components, with cash awards being limited to a maximum of 75% of base salary and with Common Stock awards being limited to a maximum of 25% of base salary. Additionally, certain executive officers can qualify for Common Stock option awards if a targeted earnings per share level is met for a given year. Since its adoption, the 1994 Executive Incentive Plan has been amended three times - effective January 1, 1995, 1996, and 1999 (the "Incentive Plan").

     The Incentive Plan rewards participants upon the attainment of specific performance goals. Corporate executives are rewarded based upon the attainment of the Company's earnings per share growth targets and operating company executives are rewarded partially based upon individual operating company growth in profit before bonuses and taxes, and partially based upon overall corporate earnings per share growth. Cash awards under the Incentive Plan are dependent upon attainment of annually established guidelines, or targets, determined by the Chief Executive Officer and approved by the Committee. The purpose of the Incentive Plan is to incent and reward the senior management of the Company for delivering or exceeding their annual operating plan and to motivate those executives to plan and focus on long-term earnings growth. Generally, there is no provision for incentive awards when there is a decrease in earnings year-over-year at the appropriate business unit level, except at the discretion of the Chief Executive Officer with the concurrence of the Committee. However, should an operating company have an earnings decline, but the Company still achieves an earnings per share level within, or above, the established target range for the same year (see discussion in following paragraph), officers of such operating company are eligible to receive the Common Stock award portion of their incentive opportunity tied to overall Company results as specified in the Incentive Plan. Additionally, the Incentive Plan attempts to foster longer-term performance by tying Common Stock awards to year-over-year earnings per share growth over a three year period.

     As described above, all participants are eligible to receive cash awards and Common Stock awards under the Incentive Plan. Cash awards are determined by the relative attainment of target profit amounts using a scale of increasing percentages, which starts at the attainment of 94% of the target profit amount, with maximum awards achieved upon the attainment of 110% of the target profit amount. The calculation of the relative performance level, in turn, determines the percent of a participant's base salary which can be awarded under the cash award component of the Incentive Plan. Maximum incentive cash awards are: 75% of base salary for corporate executive officers and operating company presidents, 56.3% of base salary for other officers and 37.5% of base salary for key employees.

     Effective January 1, 1998, the Committee established target levels for 1998 performance under the Incentive Plan. For 1998 performance, there were $990,391 in cash incentive awards paid to the named executive officers under the Incentive Plan, with Mr. Ostrander earning a $313,708 cash incentive award. The awards were determined in accordance with the Incentive Plan, based upon the achieved 1998 earnings per share as compared to the target level and, in the case of operating company officers, partially based upon 1998 profit before bonuses and taxes as compared to the target levels for the respective operating companies. The Company achieved 105% of targeted earnings per share in 1998 and individual operating companies achieved from 78% to 104% of their operating profit targets. Certain discretionary adjustments, which affected executive officers other than the named executive officers, were proposed by the Chief Executive Officer and were approved by the Committee.

     Common Stock awards have been triggered by the Company attaining at least 15% year-over-year earnings per share growth. Effective January 1, 1999, the Compensation Committee amended this portion of the Incentive Plan to provide that the share award component of the plan will be determined upon whether average annual diluted earnings per share growth of at least 15% is achieved over the prior three fiscal years. Common Stock incentive awards are 25% of base salary for corporate executive officers and operating company presidents, 18.75% of base salary for other officers and 12.5% of base salary for key employees. When the 15% average earnings per share growth threshold is achieved, participants receive a fixed percentage of their base salary, as previously described, dependent upon their participation level in the Incentive Plan. This is an "all or nothing" award. That is, if the threshold is not achieved, the Common Stock incentive award opportunity for that year is forfeited. Such a forfeiture occurred in 1996. Fifty percent of the earned Common Stock award amount vests immediately in the year it is earned, 30% vests the next year if at least 15% average annual earnings per share growth has been achieved over the three year period ending with that year, and the remaining 20% vests the subsequent year if at least 15% average annual earnings per share growth has been achieved over the three year period ending with that year.

     For 1998 performance, the Company exceeded the 15% earnings per share growth threshold. Relative to this performance, there were 12,185 shares of Common Stock awarded to the named executive officer participants in the Incentive Plan, including 3,788 shares awarded to Mr. Ostrander. A portion of the awarded Common Stock shares related to the 30% amount provisionally earned for 1997 performance, which vested based upon 1998 performance (see footnote (1) of "EXECUTIVE COMPENSATION -- Summary Compensation Table"). Additionally, for 1998 performance, there were grants of options to purchase 45,000 shares of Common Stock under the Incentive Plan, including a Common Stock option grant covering 9,000 shares of Common Stock made to Mr. Ostrander. These incentive Common Stock awards and Common Stock option grants were made in March 1999.

     In 1998, the Committee commissioned a study prepared by a national consulting firm specializing in executive compensation. The study, presented in 1999, indicated that the Company's salary structure and longer-term compensation incentives for its senior executive officers remained below those levels prevailing in the market for companies of similar annual sales and assets, including, specifically, food companies of comparable size. Based upon these findings, the Committee revised its base salary determinations for certain executive officers, including Mr. Ostrander, which were effective as of January 4, 1999.

     The Company has no policy with respect to Section 162(m) of the Code, which precludes a deduction by any publicly-held corporation for certain compensation paid to any covered employee to the extent that the compensation for the taxable year exceeds $1,000,000.

                                        The Compensation Committee

                                        Richard A. Coonrod, Chairman
                                        Daniel P. Dillon
                                        Jerome J. Jenko

                             STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1998 with the cumulative total return on the S&P 500 Index and the S&P Food Group Index. The comparison assumes $100 was invested on December 31, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                              [PLOT POINTS CHART]

                            DEC 93       DEC 94     DEC 95     DEC 96     DEC 97     DEC 98
                            ------       ------     ------     ------     ------     ------
Michael Foods, Inc.        $100.00        $126       $151       $168       $326       $405
S&P Food Group Index        100.00         112        143        169        242        262
S&P 500 Index               100.00         101        139        171        229        294


                               SECURITY OWNERSHIP

     The following table sets forth certain information as of March 4, 1999 with respect to the beneficial holdings of each person or entity known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock.


                                          NUMBER OF SHARES        PERCENT
NAME AND ADDRESS                        BENEFICIALLY OWNED(1)     OF CLASS
----------------                        ---------------------     --------
4J2R1C Ltd. Partnership(2) .........         1,588,489              7.4%
Arthur J. Papetti(3) ...............         1,486,133              7.1
3J2R Ltd. Partnership(2) ...........         1,459,514              6.8
------------------
(1) Owned of record and beneficially, except as otherwise noted.

(2) c/o 6479 City West Parkway, Eden Prairie MN 55344

(3) c/o O'Connor, Morss & O'Connor, P.C., Liberty Hall Center, 1085 Morris Avenue, Union NJ 07083.

     The following table sets forth certain information as of March 4, 1999 with respect to the beneficial holdings of each director and nominee, each named executive officer, and all executive officers and directors as a group.

                                                       NUMBER OF SHARES       PERCENT
NAME OF BENEFICIAL OWNER                            BENEFICIALLY OWNED(1)     OF CLASS
------------------------                            ---------------------     --------
Directors and Nominees:
 Maureen B. Bellantoni .........................              5,303(2)             *
 Richard A. Coonrod ............................             11,000(3)             *
 Daniel P. Dillon ..............................              7,000(2)             *
 Miles E. Efron ................................            108,550(2)             *
 Jerome J. Jenko . .............................              5,250(2)             *
 Arvid C. Knudtson .............................             11,000(3)             *
 Joseph D. Marshburn ...........................             11,000(3)             *
 Jeffrey J. Michael . . ........................          3,193,735(2)(5)       15.3%
 Margaret D. Moore . ...........................              5,000(2)             *
 Gregg A. Ostrander . ..........................            157,704(4)             *
 Arthur J. Papetti .............................          1,486,133              7.1
 Stephen T. Papetti . . ........................            748,520              3.6

Executive Officers:
 Jeffrey M. Shapiro . . ........................            168,913(6)             *
 John D. Reedy . ...............................             66,239(7)             *
 Bill L. Goucher ...............................             64,694(8)             *
 Arthur N. Papetti .............................             11,510                *

All Directors and Executive Officers as a Group:
 (20 persons) ..................................          6,300,758(9)          29.4

------------------
 * Less than 1%

(1) Owned of record and beneficially, except as otherwise noted.

(2) Includes 5,000 shares of Common Stock as to which Ms. Bellantoni, Ms. Moore and Messrs. Dillon, Efron, Jenko and Michael each have the right to acquire beneficial ownership within 60 days by the exercise of options granted to non-employee directors upon their election or appointment. See "EXECUTIVE COMPENSATION -- Stock Option Plan for Non-Employee Directors." Mr. Efron is not standing for re-election as a director.

(3) Includes 10,000 shares of Common Stock as to which Messrs. Coonrod, Knudtson and Marshburn each have right to acquire beneficial ownership within 60 days by the exercise of options granted to non-employee directors upon their election or appointment. See "EXECUTIVE COMPENSATION -- Stock Option Plan for Non-Employee Directors."

(4) Includes 1,000 shares of Common Stock held in Mr. Ostrander's Individual Retirement Account and 132,600 shares of Common Stock as to which Mr. Ostrander has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(5) Includes three limited partnership holdings of 1,588,489; 1,459,514; and 134,442 shares of Common Stock, respectively, two of which are noted in the above Security Ownership table, of which Mr. Michael disclaims beneficial ownership except to the extent of his pecuniary interest in the limited partnerships' assets. Also includes 730 shares held by a minor child.

(6) Includes 3,110 shares of Common Stock held in Mr. Shapiro's Individual Retirement Account and includes 52,694 shares of Common Stock as to which Mr. Shapiro has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(7) Includes 10,000 shares of Common Stock held for Mr. Reedy's benefit in a Money Purchase Pension (Keogh) Account and 41,910 shares of Common Stock as to which Mr. Reedy has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(8) Includes 52,600 shares of Common Stock as to which Mr. Goucher has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(9) Includes 2,696 shares of Common Stock held in three other executive officers' Individual Retirement Accounts; 384 shares held in a Simplified Employee Plan for another executive officer; 144 shares held by two minor children of another executive officer; 2,100 shares held in trust for the benefit of three minor children of another executive officer; and 467,397 shares of Common Stock as to which certain executive officers and directors have the right to acquire beneficial ownership within 60 days by the exercise of options granted.

                     AMENDMENT TO 1997 STOCK INCENTIVE PLAN

     The Board has approved unanimously an amendment to the Company's 1997 Stock Incentive Plan increasing the number of shares which may be issued under the 1997 Stock Incentive Plan from 1,000,000 to 2,000,000 and has voted unanimously to recommend that the Company's shareholders ratify such amendment. The 1997 Stock Incentive Plan first became effective in March 1997. The 1997 Stock Incentive Plan, as originally adopted, limited to 1,000,000 the number of shares of Common Stock which in the aggregate could be issued pursuant to the 1997 Stock Incentive Plan. As of March 4, 1999, the Company had utilized 873,200 shares of Common Stock reserved under the 1997 Stock Incentive Plan to satisfy awards made under the 1997 Stock Incentive Plan. All of these awards have been options to purchase Common Stock. In order to provide an adequate reserve for awards in the future, the Board approved unanimously, subject to shareholder approval, the amendment to increase the number of shares from 1,000,000 to 2,000,000 effective March 4, 1999. The Board believes the 1997 Stock Incentive Plan serves a critical role in the compensation of key employees and that the amendment should be ratified so that awards under the 1997 Stock Incentive Plan will remain available as a component of compensation. Additional information concerning the 1997 Stock Incentive Plan and other compensation plans affecting Company employees eligible to participate in the 1997 Stock Incentive Plan is included elsewhere in this proxy statement. See "EXECUTIVE COMPENSATION -- Stock Compensation Plans For Key Employees."

     Shareholders are asked to ratify the amendment to the 1997 Stock Incentive Plan increasing the number of shares issuable under the 1997 Stock Incentive Plan from 1,000,000 shares of Common Stock to 2,000,000 shares of Common Stock. The affirmative vote of at least a majority of the shares represented at the meeting either in person or by proxy and entitled to vote is required to ratify this amendment.

     The Board unanimously recommends a vote FOR ratification of this amendment to the Company's 1997 Stock Incentive Plan.


                 APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board recommends that the shareholders ratify the Board's appointment of Grant Thornton LLP as independent auditors of the Company for the year ending December 31, 1999. Grant Thornton LLP has served as the Company's principal auditors since the Company's formation in 1987.

     Representatives of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions.


                       SHAREHOLDER PROPOSALS FOR THE 2000
                         ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder who wishes to present a proposal for action at the next Annual Meeting of Shareholders and who wishes to have it set forth in the Proxy Statement and identified in the form of proxy prepared by the Company must notify the Company so that such notice is received by the Secretary by January 1, 2000. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission. In addition, any shareholder who intends to propose any matter that is not identified in the notice of such meeting must comply with the Company's Bylaws which require at least twenty (20) days' written notice prior to the meeting stating with reasonable particularity the substance of the proposal.

                                  OTHER MATTERS

     The Board knows of no other matters that are intended to be brought before the Annual Meeting. If other matters, of which the Board is not aware, are presented for action, it is the intention of the proxies named in the enclosed form of proxy to vote on such matters in their sole discretion.

                                        By Order of the Board of Directors,


                                        /s/ Jeffrey M. Shapiro


                                        Jeffrey M. Shapiro
                                        EXECUTIVE VICE PRESIDENT AND SECRETARY

March 26, 1999

                               MICHAEL FOODS INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                            THURSDAY, APRIL 29, 1999
                                    4:00 P.M.

                                AUDITORIUM OF THE
                          LUTHERAN BROTHERHOOD BUILDING
                             625 FOURTH AVENUE SOUTH
                             MINNEAPOLIS, MINNESOTA







--------------------------------------------------------------------------------

  [LOGO]       MICHAEL FOODS INC.
 MICHAEL       324 PARK NATIONAL BANK BUILDING
FOODS INC.     5353 WAYZATA BOULEVARD
               MINNEAPOLIS, MINNESOTA 55416                                PROXY
--------------------------------------------------------------------------------


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoint Gregg A. Ostrander and Jeffrey M. Shapiro as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated hereon, all the shares of Common Stock of Michael Foods, Inc. held of record as shown on the reverse side on March 19, 1999, at the Annual Meeting of Shareholders to be held on April 29, 1999, or any adjournment thereof.






                  (CONTINUED AND TO BE SIGNED ON THE REVERSE.)

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Michael Foods, Inc., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.










          PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


             PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE [X]
                               PLEASE DETACH HERE


1. ELECTION OF DIRECTORS:
   01 Maureen B. Bellantoni   07 Jeffrey J. Michael     [ ] Vote FOR all           [ ] Vote WITHHELD
   02 Richard A. Coonrod      08 Margaret D. Moore          nominees (except           from all nominees
   03 Daniel P. Dillon        09 Gregg A. Ostrander         those nominees listed
   04 Jerome J. Jenko         10 Arthur J. Papetti          in the box below)
   05 Arvid C. Knudtson       11 Stephen T. Papetti
   06 Joseph D. Marshburn

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY   ________________________________________________
INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE         |                                                |
NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)         |________________________________________________|

2. PROPOSAL TO RATIFY THE AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN
                                                         [ ] For        [ ] Against       [ ] Abstain

3. PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP as the independent auditors of the Corporation for the year ending December 31, 1999
                                                         [ ] For        [ ] Against       [ ] Abstain

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals
   1, 2 and 3.

Address Change? Mark Box [_]  Indicate changes below:      Dated: _________________________, 1999.

                                                       ________________________________________________
                                                      |                                                |
                                                      |________________________________________________|

                                                      Signature(s) in Box
                                                      Please sign exactly as name appears below. When
                                                      shares are held by joint tenants, both should sign.
                                                      When signing as attorney, executor, administrator,
                                                      trustee or guardian, please give full titles as
                                                      such. If a corporation, please sign in full
                                                      corporate name by president or other authorized
                                                      officer. If a partnership, please sign by authorized
                                                      person.